Exhibit 10.2.

Severance Agreement

As of January 1, 2013

Mitchell Zuckerman

c/o Sotheby’s

1334 York Avenue

New York, New York 10021

Dear Mitchell:

This letter agreement (the “Agreement”) sets forth our understanding with respect to your rights and obligations in the event of the termination of your employment with Sotheby’s (together with all of its subsidiaries and related entities, “Sotheby’s” or the “Company”). This Agreement is being provided to you because you are a key employee at the Company and perform highly specialized and unique duties for the Company. Consequently, Sotheby’s is offering you the following terms and financial enhancements to ensure your continued loyalty to the Company, and so that you will focus fully and exclusively on your job duties at Sotheby’s. Defined terms used herein are used with the meanings given to them in Exhibit A.

(1)	Severance Arrangements.

a)	If at any time from the date hereof through December 31, 2013 (the “Applicable Period”), your employment by the Company is terminated by you for Good Reason or by the Company without Cause, the Company shall pay or provide you with the following:

(i)	Within fifteen (15) days of your termination date, payment of the sum of (x) any unpaid base salary through the date of termination and (y) any unpaid and approved cash incentive compensensation amount for the prior calendar year prior to your date of termination; and, within sixty (60) days of your termination date, reimbursement for any approved unreimbursed expenses incurred through the date of termination (“Accrued Obligations”);

(ii)	Three times your annual base salary at the time of your termination plus the total amount of the cash incentive compensation actually paid to you for the last three years prior to your termination date which amount shall be in lieu of any other payments or benefits to which you might otherwise be entitled, including but not limited to, any payments or benefits for which you could be eligible under the Sotheby’s, Inc. Severance Plan, any amended version of such Plan, or successor plan (the “Plan”). This amount shall be paid within seventy-four (74) days of termination of employment, provided all conditions for receipt of this payment have been met and shall otherwise be forfeited; and

(iii)	Eighteen (18) months of Company paid continued coverage under Sotheby’s group medical and dental insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) in accordance with the terms of the applicable medical and dental plans beginning when your coverage would terminate as an employee; provided that you timely and properly elect COBRA continuation coverage.

b)	If during the Applicable Period, your employment is terminated by the Company for Cause, this Agreement shall terminate without further obligation to you, except that the Company shall pay you any Accrued Obligations as defined above and shall continue to be obligated to you with respect to vested benefits in accordance with the terms of the applicable plans. Other than Accrued Obligations, you will not be eligible for any incentive compensation for any period prior to or after the date of termination of your employment.

c)	If during the Applicable Period, your employment is terminated by the Company because of your permanent disability or death, this Agreement shall terminate without further obligation to you, except that the Company shall pay you or your estate any Accrued Obligations as defined above and shall continue to be obligated to you or your estate with respect to vested benefits in accordance with the terms of the applicable plans. Other than Accrued Obligations, you will not be eligible for any incentive compensation for any period prior to or after the date of termination of your employment.

d)	During the term of this Agreement, you hereby agree to waive irrevocably any rights or benefits under the Plan in its current form, as it may be amended from time to time, or under a successor plan. Upon expiration of this Agreement, if you and the Company do not enter into a mutually agreed new severance agreement, you will become eligible for benefits under the terms of the Company’s severance plan in effect at that time.

e)	This Agreement may be terminated by mutual consent of the Parties without any payment obligation.

f)	Any payments payable pursuant to this Paragraph 1 beyond Accrued Obligations shall only be payable if you deliver to the Company a release, in a form acceptable to the Company, as similarly required under the Plan, of any and all your claims (except with regard to claims for payments or benefits specifically payable or providable hereunder which are not yet paid as of the effective date of the release, claims for vested accrued benefits, claims under COBRA, or claims relating to any rights of indemnification under the Company’s certificate of incorporation or by-laws or claims under any directors and officers liability insurance policy) occurring up to the release date with regard to the Company and its respective past or present officers, directors and employees and such release becomes effective not later than the seventy-fourth day after termination of employment.

(2)	Certain Agreements. In consideration of the undertakings by the Company in Paragraph (1), you agree to be bound by the covenants and agreements set forth in Exhibit B hereto.

(3)	Miscellaneous. You may not assign your rights or delegate your obligations under this Agreement. Sotheby’s shall be entitled to withhold from any payments or deemed payments under this Agreement any amount of withholding required by law. This Agreement constitutes the entire agreement between you and Sotheby’s concerning the subject matter of your employment and supersedes any prior employment, severance, or notice and non-compete agreement between the parties. Any waiver or amendment of any provision of this Agreement must be in writing and signed by both parties.

(4)	Legal and Equitable Remedies. Sotheby’s shall be entitled to enjoin a violation by you of any provision hereof, including, but not limited to, the obligations in Exhibit B. Moreover, the parties hereto acknowledge that the damages suffered by Sotheby’s as a result of any violation of this Agreement may be difficult to ascertain. Accordingly, the parties agree that in the event of a breach of this Agreement by you, Sotheby’s shall be entitled to specific enforcement by injunctive relief of your obligations to Sotheby’s. The remedies referred to above shall not be deemed to be exclusive of any other remedies available to Sotheby’s, including to enforce the performance or observation of the covenants and agreements contained in this Agreement.

(5)	Arbitration. Any dispute, controversy or claim arising out of or relating to this agreement, or breach thereof (other than an action or proceeding for an injunction or other equitable relief pursuant to Paragraph 4 hereof), shall be settled by arbitration in New York City in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a single arbitrator. Any rights, defenses, or remedies available in a court of competent jurisdiction shall also be available to the parties in arbitration. The arbitrator’s award shall be final and binding upon both parties, and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and such enforcement as the law of such jurisdiction may require or allow.

(6)	Severability. If at any time there is a judicial determination by any court of competent jurisdiction that any provision of this Agreement is unenforceable against you, the other provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum extent as the court may judicially determine or indicate to be enforceable under New York law.

(7)	Choice of Law/Choice of Forum. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York irrespective of the principles of conflicts of law, and you consent to the jurisdiction of the state and federal courts situated in New York City for the purpose of adjudicating any dispute relating to this Agreement.

(8)	Binding on Successor Company. This Agreement shall remain in effect and be binding upon any successor or assign of Sotheby’s including any entity that (whether directly or indirectly, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) is the survivor of the Company or that acquires the Company and/or substantially all the assets of the Company, and such successor entity shall be deemed the “Company” for purposes of this Agreement.

(9)	Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to you at the address set forth on the initial page of this Agreement and to the Company at Sotheby’s, 1334 York Avenue, New York, New York 10021, Attention: General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith. Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the United States mail, except that notice of change of address shall be effective only upon receipt.

Please review this Agreement carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.

Very truly yours,

SOTHEBY’S

By:	/s/ Susan Alexander
Susan Alexander
Executive Vice President and Worldwide Head of Human Resources

Read, accepted and agreed to this

18th day of December, 2012

/s/ Mitchell Zuckerman
Mitchell Zuckerman

EXHIBIT A

DEFINITIONS

“Cause” shall mean and be limited to:

a)	conviction of a felony crime;

b)	fraud, willful malfeasance, gross negligence, or any other act in connection with performance of your duties which is materially injurious to the Company; or

c)	any material breach of this Agreement by you.

“Good Reason” shall mean the occurrence of any of the following events:

a)	any material breach of this Agreement by the Company;

b)	your being required to relocate to a principal place of business more than fifty (50) miles outside New York, New York without your express consent; or

c)	any action by the Company that results in a material diminution in your authority, duties and responsibilities or base salary without your express consent (except in connection with the termination of your employment for Cause or as a result of your death or Permanent Disability or temporarily as a result of your illness or other absence).

provided, however, that you shall provide the Company thirty (30) days’ prior written notice from the date one of the above-referenced events occurs constituting Good Reason that you are terminating your employment for Good Reason, and the Company shall have thirty (30) days following the receipt of that written notice to correct such circumstances.

“Permanent Disability” shall mean, and be limited to, any physical or mental illness, disability or impairment that has prevented you from continuing the performance of the essential functions of your position with reasonable accommodation for a period in excess of six (6) consecutive months.

EXHIBIT B

CERTAIN AGREEMENTS

Notice, Non-Compete and Non-Solicitation Agreement.

You agree to give the Company not less than six months’ prior written notice to terminating your employment without Good Reason.

Because you have specialized, unique confidential knowledge vital to the Company and the special nature of the services that you provide to the Company, you agree that during your employment and for twelve (12) months following your date of termination (“the Restricted Period”), you will not, without the consent of the Company, directly or indirectly: consult for, become employed by, provide services for, or solicit or accept any funds, loans or other consideration from

c)	Christie’s, Bonhams, or Phillips de Pury & Company or any affiliate or successor of any of those entities anywhere in the world; or

d)	another entity engaged in conducting auctions, dealing in or making private sales of, collecting or advising with respect to any core collecting category in which the Company sells property within the last twelve (12) months in the United States, United Kingdom, Hong Kong, Switzerland or France.

In addition to the foregoing, during the Restricted Period, you agree that you will not, either alone or in concert with others, and will not cause another to, in any such case, directly or indirectly

e)	hire, recruit, solicit or induce any Sotheby’s employees to terminate their employment with Sotheby’s;

f)	solicit the business of, do business with, or seek to do business with, any client of the Company;

g)	encourage or assist any competitor of the Company to solicit or service any client of the Company; or

h)	otherwise induce any client of the Company to cease doing business with, or lessen its business with, the Company.

If at any time there is a judicial determination by any court of competent jurisdiction that the time period, geographical scope, or any other restriction contained in this Agreement is unenforceable against you, the provisions of this Agreement shall not be deemed void but shall be deemed amended to apply as to such maximum time period, geographical scope and to such other maximum extent as the court may judicially determine or indicate to be enforceable. You understand and agree that, during the Restricted Period, you are not prohibited from obtaining alternative employment subject to the provisions above.

Confidentiality Agreement.

As a condition to your continued employment by the Company and in consideration for this Agreement, you reaffirm your agreement to be bound by the Company’s Confidentiality Agreement, Compliance Policies, including but not limited to, its Auction Rules, Code of Business Conduct and Ethics, Conflicts of Interest Policy, and Human Resources policies.